SECOND AMENDMENT
                         TO THE EXCESS BENEFIT AGREEMENT

                                       OF

                      FIRST FEDERAL SAVINGS BANK OF MARION
                                 MARION, INDIANA

This Second Amendment ("Amendment"), dated the 10th day of March, 2000, hereby amends the Excess Benefit Agreement ("Agreement") dated February 28, 1996, between First Federal Savings Bank of Marion and John M. Dalton as follows:

The following Section 8.12 is added to the Agreement:

8.14 Secular Trust. A secular trust called the John Dalton Grantor Trust shall be established in the event of a Change in Control, into which the Bank shall make a contribution only in such event. If the Executive dies prior to this contribution being made, then the Executive's Beneficiary is entitled to the Survivor's Benefit beginning within thirty (30) days payable over the Payout Period. The contribution shall be the full present value, using an appropriate discount rate, of the benefit specified in Subsection 1.14; provided, however, in no event shall the contribution be less than an amount which is sufficient to provide the Executive with after-tax benefits (assuming a constant tax rate equal to the rate in effect as of the date of the Change in Control) beginning at his Benefit Age equal in amount to that benefit which would have been payable to the Executive if no secular trust had been implemented and the benefit obligation had been accrued under APB Opinion No. 12, as amended by FAS 106.


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         IN WITNESS WHEREOF, the Bank has caused ths Amendment to be executed in triplicate, this the 10th day of March, 2000.

                                    FIRST FEDERAL SAVINGS BANK OF MARION

                                    By: /s/ Steven L. Banks

                                    Title: President


                                    /S/ John M. Dalton
                                    ----------------------------------------
                                    JOHN M. DALTON